EXHIBIT 10.1

                               BSP Rewards Network
                 5100 W. Copans Rd. Suite 810 Margate, FL 330633
                       Phone 954-974-5818 Fax 954-974-5720
                               www.BSPrewards.com

                       MEMBER PROVIDER WITH SITE AGREEMENT

THIS AGREEMENT (the "AGREEMENT") entered into as of the 16 day of November 2008 (the "EFFECTIVE DATE") provides the terms and conditions under which BSP Rewards, Inc. a Florida corporation having an address at 5100 W. Copans Road Suite 710 Margate, FL 33063 USA ("BSP REWARDS"), authorizes GIFT CARD DIGEST CORP. (GCD) an Independent Contractor having an address at: 5100 West Copans Road, suite 810, Margate, FL 33063, ("MEMBER PROVIDER") to be its true and lawful Marketing Representative for the purpose of marketing licenses of the BSP Rewards Portals ("PORTALS") and other BSP Rewards products and services in accordance with the terms and conditions contained in this Agreement. This Agreement, together with the other agreements and schedules referenced in it, contains the complete terms and conditions between the parties.

BSP REWARDS AND MEMBER PROVIDER AGREE AS FOLLOWS:

1. LICENSE

Member Provider is hereby given a non-exclusive license ("LICENSE" or "LICENSE AGREEMENT"), permitting it to use and market BSP Rewards portals ("PORTALS") and to resell BSP Rewards products and services for compensation in accordance with BSP standard terms. The License also permits the Member Provider to offer Portals at a retail market in accordance with the then latest BSP Rewards pricing schedule. This Agreement does not modify the terms and conditions of any Portal License Agreement, if applicable, which remain in full force and effect, except as expressly modified by this Agreement.

2. RESELLING

The Member Provider intends to market the Portals to companies and various businesses and individuals ("BUYERS") who may include companies, corporations, charities, organizations and other entities that would have a use for the BSP loyalty Rewards programs. Member Provider shall have the right to remarket BSP Rewards, subject to the terms contained herein and as approved by BSP Rewards.

3. COMPENSATION

In addition to any compensation payable under the License, whenever a Buyer of a Portal or of BSP Rewards products and services, whether sold directly by the Member Provider or through sub-Member Providers and approved by BSP Rewards, BSP Rewards shall pay Member Provider a fee in accordance with the included Fee Schedule. BSP Rewards will remit payment as directed by Member Provider in the time frames noted on the Compensation Schedule attached hereto.

4. PUBLICITY

Subject to Section 7, Member Provider and BSP Rewards agree that broad publicity with respect to the relationship developed by this Agreement, and the advantages of such relationship, will be permitted and actively encouraged and supported by both parties. This publicity initiative will include, but is not limited to a press releases issued by Member Provider and BSP Rewards, publicizing the alliance between the parties, on site promotion and email campaigns. In this regard, Member Provider and BSP Rewards shall agree on the form and content of the press release prior to its release.

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5. PROPRIETARY RIGHTS

   5.1 OWNERSHIP. MEMBER PROVIDER understands and agrees that BSP Rewards is the exclusive holder of and shall retain, all right, title and interest in and to the Platform, Portal, Content and Engine and All Pages of the rewards site including without limitation all intellectual Property provided by BSP Rewards or any affiliated BSP company (EXCLUDING PROPRIETARY PAGES PROVIDED BY MEMBER PROVIDER OR BUYERS).

   5.2 INTELLECTUAL PROPERTY. Nothing herein shall grant a party any right, title or interest in the other party's Intellectual Property, except as explicitly set forth herein. At no time during or after the Term of this Agreement shall a party challenge or assist others to challenge the other party's Intellectual Property or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

   5.3 INTELLECTUAL PROPERTY WARRANTY. The BSP Rewards and BSP Rewards Services and the operation of the site(s) and co-branded site(s) as currently operated by BSP Rewards, Inc. is designed to provide a link taking the end-user to it's originating website. Other than claims arising out of the use of the BrandAPort services, BSP Rewards shall not be responsible for unauthorized use of the Co-branded sites by Member Provider, users of Member Provider's or Buyers' Sites.

6. CONFIDENTIALITY

   6.1 CONFIDENTIALITY INFORMATION. Each party (the "RECEIVING PARTY") acknowledges that by reason of its relationship to the other party (the "DISCLOSING PARTY") hereunder, the Receiving Party will have access to certain information and materials, including the terms of this Agreement, concerning the Disclosing Party's business, plans, technology, products and services that are confidential and of substantial value to the Disclosing Party, which value would be impaired if such information were disclosed to third parties ("CONFIDENTIAL INFORMATION"). The Receiving Party agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such Confidential Information revealed to it by the Disclosing Party. The Receiving Party shall take every reasonable precaution to protect the confidentiality of Confidential Information. Upon request by the Receiving Party, the Disclosing Party shall advise whether or not it considers any particular information to be Confidential Information. The Receiving Party shall not publish any technical description of the Disclosing Party's Confidential Information beyond any descriptions published by the Disclosing party. In the event of expiration or termination of this Agreement, there shall be no use or disclosure by the Receiving Party of any Confidential Information of the Disclosing Party, and the Receiving Party shall not develop any software, devices, components or assemblies utilizing the Disclosing Party's Intellectual Property. Both parties agree that the terms and conditions of this Agreement are confidential and shall not be disclosed to any third party, unless disclosure is compelled by final, non-appeal able order of a court of competent jurisdiction. Member Provider agrees not to circumvent BSP in any manner relative to service providers and clients of BSP or to utilize the information gathered to circumvent and sell against BSP.

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Member Provider Agreement Form - Revised June 2008      Initials ____ ____

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   6.2 EXCLUSIONS. Confidential Information does not include information permitted to be disclosed under section 5 and any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure hereunder by the disclosing party;
   (b) is independently developed by the Receiving Party; (c) is or becomes publicly known through no wrongful act of the Receiving Party; (d) has been rightfully received from a third party whom the Receiving party has reasonable grounds to believe is authorized to make such disclosure without restriction; (e) has been approved for public release by the Disclosing Party's prior written authorization, or (f) must be produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure. In addition, Member Provider and BSP Rewards may disclose the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business of the other party, or a private or public offering of securities of either party.

7. LIMITATION OF LIABILITY

Neither Member Provider Nor BSP Rewards Makes Any Warranty Whatsoever With Regard To The Features, Functions, Performance, Quality Or Other Characteristics Of The Service Each Company Provides. In No Event Shall Either Party Be Liable To Each Other Or Any Other Entity For Any Special, Consequential, Incidental Or Indirect Damages, However Caused, On Any Theory Of Liability, And Notwithstanding Any Failure Of Essential Purpose Of Any Limited Remedy. Member Provider Shall Not Be Liable To BSP Rewards Or Any Other Party For Any Damages Arising From Third Party Unauthorized Access Or Use Of The BSP Rewards Service Or Any Images Obtained By Using Any Of The BSP Rewards Services. BSP Rewards Shall Not Be Liable To Member Provider Or Any Other Party For Any Damages Arising From Third Party Unauthorized Access Or Use Of The BSP Rewards Service Or Any Images Obtained By Using The BSP Rewards Services.

8. DISCLAIMERS

BSP Disclaimers. BSP Makes No Other Warranties Of Any Kind, Either Express Or Implied, Statutory Or Otherwise, Regarding The BSP, MediaNet, Brand-A-Port Service, Rewards Or Any Other Service Offered By Them And BSP Specifically Disclaims Any Implied Warranties Of Non-infringement, Merchantability, Or Fitness For A Particular Purpose. BSP Does Not Warrant That The Operation Of The BSP Service Will Be Uninterrupted Or Error-Free. Furthermore, BSP Does Not Make Any Representations Regarding The Use Of The Results Of The Use Of The BSP Site In Terms Of Their Correctness, Accuracy, Reliability Or Otherwise.

9. TERMS AND TERMINATION

   9.1 TERM. The term of this Agreement shall commence on the Effective Date and continue for a period of 3 year after the Effective Date, unless earlier terminated as set forth herein (the "TERM"). This Agreement shall renew for successive 1-year periods, after the initial 3 Year Term, if agreed by both parties within 30 days of license expiration. Either party may terminate the Agreement on 60-days written notice during a renewed term. However, in no event shall termination of this Agreement by BSP Rewards relieve it of the obligation to remit payment to Member Provider for sales of Portals, Hosting Services or other products and services to or through Buyers introduced by Member Provider prior to such termination. The obligation to remit payment shall survive termination of this Agreement and be enforceable so long as BSP Rewards continues benefiting, directly or indirectly from the introduction.

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   9.2 TERMINATION FOR BREACH OR INSOLVENCY. A party shall have the right to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or is insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within 90 days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement, including timely payments, and fails to cure such breach within 30 days after written notice thereof (collectively referred to herein as "TERMINATING EVENTS"). In the event of a Terminating Event, involving Member Provider, other than for an event involving fraud or dishonesty by Member Provider, BSP Rewards shall be entitled to offset payments due under this Agreement against its costs incurred as a result of the Terminating Event, but shall remain obligated to remit all payments due under this agreement as a direct or indirect result of the activities of Member Provider prior to the effective date of termination.

10. EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement:

   10.1 Each party shall, within 30 days of such expiration or termination return to other party or destroy all Confidential Information and all other material received from such other party.

   10.2 All rights granted by Member Provider hereunder to BSP Rewards shall terminate. All rights granted by BSP Rewards hereunder to Member Provider shall terminate, subject to the continuing obligation of BSP Rewards to remit payment pursuant to the provisions of Compensation Addendum attached.

   10.3 Sections 5, 6, 7, 9.2 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement for any reason.

11. REMEDIES

   11.1 INDEMNIFICATION. Member Provider and BSP Rewards shall indemnify and hold harmless each other, and their respective directors, officers, employees, and agents, from and against all claims, losses, damages and expenses (including reasonable attorney's fees) resulting from the breach of any agreement, representation or warranty set forth herein; provided the indemnified party provides the indemnifying party with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

   11.2 INJUNCTIVE RELIEF. The parties acknowledge that the breach or threatened breach of Sections 6 and 7 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which a party may be legally entitled, a party may seek immediate injunctive relief in the event of a breach or threatened breach of such sections by the other party or any of the other party's employees or subcontractors.

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Member Provider Agreement Form - Revised June 2008      Initials ____ ____

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12. MISCELLANEOUS

   12.1 ASSIGNMENT. This Agreement will be binding upon and inure to the benefits of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer this Agreement without the other party's prior written consent except to a successor.

   12.2 WAIVER AND AMENDMENT. No modifications, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

   12.3 GOVERNING LAW. The laws of the State of Florida shall govern this Agreement, without reference to conflicts of law provisions.

   12.4 NOTICES, ETC. Any notice required or permitted by this Agreement shall be deemed given if delivered by registered mail, postage prepaid, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective 3 days after deposit with postal authorities. Email, facsimile or other form of transmission pursuant to which BSP Rewards receives actual notice of the accounts into which the funds are to be wired may give notices of the accounts into which payment is to be wired shall be effective and BSP Rewards shall be entitled to rely upon them as if they were sent in accordance with the notice provisions of this paragraph.

   12.5 INDEPENDENT CONTRACTORS. The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employees, agent, joint venture Member Provider or legal representative of the other for any purpose and shall not have any right, power, or authority to create any obligation or responsibility on behalf of the other.

   12.6 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

   12.7 COMPLETE UNDERSTANDING. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, either written or oral.

   12.8 FORCE MAJEURE. Except with respect to obligations to make payments hereunder, neither party shall be deemed in default hereunder, nor shall it hold the other party responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, disruption of the public markets, war or armed conflict or the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, including internet access, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree.

   12.9 NO DISPARAGEMENT. Each party agrees that, during the Term of this Agreement and for a period of five (5) years thereafter, neither will make written or oral comments regarding the other that are negative, disparaging, tend to bring the other into disrepute or call into question the business acumen, character, honesty or integrity of the other.

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13 BRANDED REWARDS SITE BSP Rewards, Inc. will provide Member Provider or their designated Organization a Branded BSP Rewards site under BSP's standard terms and conditions NOTED ON THE ATTACHED ADDENDUM

BRANDED REWARDS SITE BSP Rewards, Inc. will provide Member Provider or their designated Organization a Branded BSP Rewards site under BSP's standard terms and conditions, to be known as:

Member Provider or the designated Organization shall pay the following to BSP, as compensation for same.

--------------------------------------------------------------------------------
SPECIAL MEMBER PROVIDER                |   Site Management and Maintenance fee:
Branded BSP Site                       |   $ 10 (1) per. Mo.
$ 250 (1) set up fee (if standard)     |   (paid quarterly in advance)
--------------------------------------------------------------------------------

   PAYABLE WITH AGREEMENT: $ 0             MAKE CHECK PAYABLE TO: BSP REWARDS

(1) Said fees commence 90 days after site is completed.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year last set forth below.

BSP REWARDS, INC.                          GIFT CARD DIGEST CORP.

/s/ Martin A. Berns                        /s/ Tammi Shnider
-------------------                        -----------------
Signature                                  Signature

By: Martin A. Berns                        By: Tammi Shnider

Title: Chief Executive Officer             Title: President

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Member Provider Agreement Form - Revised June 2008      Initials ____ ____

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                      Member Provider Compensation Schedule

Member Providers are licensed to market the BSP Rewards and Brand-A-Port applications and receive commission on all product sales plus residual income on hosting/maintenance fees as outlined on the Compensation Schedule outlined below.

MARKETING AND PROMOTION

Member Providers are expected to actively market and promote BSP Rewards Application to their existing customer base, business contacts and visitors to their web site. Promotion by newsletters and e-mail to customers is encouraged, but we do not encourage spam e-mail and hence specifically ask Member Providers not to promote BSP Rewards Program or Applications via unsolicited e-mail.

MEMBER PROVIDER TRACKING

Clients are identified as coming from Member Provider and sub-Member Providers (if applicable) by Member Provider registering prospects in accordance with the procedure outlined below.

COMMISSION

Commissions due Member Provider are as outlined in herein. Commissions are only paid each month if the amount owing exceeds $100 US. BSP Rewards reserves the right to change the level of commission with out notice. (Pricing and products subject to change without notice).

BSP Rewards shall also remit to Member Provider ( 50 %) of the net revenue earned, received and collected by BSP Rewards from Dealers, Merchants, Companies, Organizations, Groups for which it brought to BSP and has a signed BSP Rewards Agreement that has been accepted by BSP Rewards and who have been approved in writing by BSP Rewards. (Including gift cards)

NET REVENUE shall be defined as the revenue received by BSP Rewards less the amount given to members and other participating fee and/or organizations who receive payment from said revenue.

   BASIC COMPENSATION:

Member Provider shall receive a commission statement within 15 days of the end of each calendar month and be issued a check for commissions earned in accordance with the Pricing Structure and Details schedule attached hereto.

   RECORDS

BSP Rewards shall maintain books and records and, if practicable, shall provide for online confirmation of sales and payments. BSP Rewards shall permit Member Provider or its designee's reasonable access during normal business hours and, upon request, to verify funds and payments due pursuant to this Agreement.

CUSTOMER CONTACT

Once a customer has come from the Member Provider to BSP Rewards, BSP Rewards deals with the customer directly, issuing the software application from the BSP Rewards server and billing the customer. BSP Rewards handles all technical support and refund issues.

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REFUNDS

If a refund is issued to a customer who came from a Member Provider, the Member Provider's commission account is adjusted and the commission is subtracted accordingly.

TERMINATION

The Marketing Partner Agreement can be terminated at any time at the discretion of either party with the understanding that all terms that survive said termination as noted, shall remain in force and effect as outlined. IF MARKETING PARTNER IS NOT IN DEFAULT OF ANY OF THE TERMS OF THIS AGREEMENT, THEN IN THAT EVENT MARKETING PARTNER SHALL CONTINUE TO RECEIVE COMMISSIONS ON SALES EFFECTUATED BY THEM AND ACCEPTED BY BSP SUBJECT TO CLIENTS REMAINING IN THE BSP PROGRAM AND BSP'S RECEIPT OF FUNDS FROM SAID CLIENT AND SUBJECT TO MARKETING PARTNER ACTIVELY SERVICING SAID CLIENT RELATIVE TO THE BSP PROGRAM.

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Member Provider Agreement Form - Revised June 2008      Initials ____ ____